Exhibit 99.1

ENTERPRISE PRICES $2.75 BILLION

OF SENIOR UNSECURED NOTES

Houston, Texas (Thursday, October 2, 2014) – Enterprise Products Partners L.P. (NYSE: EPD) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $2.75 billion of senior unsecured notes comprised of $800 million due on October 15, 2019 (“Senior Notes LL”), $1.15 billion due on February 15, 2025 (“Senior Notes MM”), $400 million due on March 15, 2044 (reopened “Senior Notes II”), and $400 million due on October 15, 2054 (“Senior Notes NN”). We expect to use the net proceeds of this offering for the repayment of debt, including (i) the repayment of amounts outstanding under our 364-day credit agreement or commercial paper program and (ii) the repayment of amounts outstanding on the maturity of EPO’s $650.0 million principal amount of Senior Notes G due October 15, 2014, and for general company purposes.

The Senior Notes LL will be issued at 99.981 percent of their principal amount and will have a fixed-rate interest coupon of 2.55 percent. The Senior Notes MM will be issued at 99.681 percent of their principal amount and will have a fixed-rate interest coupon of 3.75 percent. The reopened Senior Notes II will have identical terms, be fungible with and be a part of a single series of senior debt securities together with the $1 billion of Senior Notes II issued on March 18, 2013. The Senior Notes II will be issued at 100.836 percent of their principal amount and will have a fixed-rate interest coupon of 4.85 percent. The Senior Notes NN will be issued at 98.356 percent of their principal amount and will have a fixed-rate interest coupon of 4.95 percent. The expected settlement date for the offering is October 14, 2014. Enterprise Products Partners L.P. will guarantee the senior notes through an unconditional guarantee on an unsecured and unsubordinated basis.

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, DNB Markets, Inc., J.P. Morgan Securities LLC, Morgan Stanley, RBS Securities Inc., Scotiabank and UBS Investment Bank acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting Citigroup Global Markets Inc. at (800) 831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 or J.P. Morgan Securities LLC at (212) 834-4533.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes described in this press release, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635

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